UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.     )

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CARROLS RESTAURANT GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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CARROLS RESTAURANT GROUP, INC.

968 James Street

Syracuse, NY 13203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held May 31, 2007

To the Stockholders of

Carrols Restaurant Group, Inc.:

You are invited to attend the annual meeting of stockholders (the “Meeting”) of CARROLS RESTAURANT GROUP, INC., a Delaware corporation (the “Company”), at The Hilton New York, 1335 Avenue of the Americas, New York, New York 10019 on Thursday, May 31, 2007, at 10:00 A.M. (local time), for the following purposes:

(1)	To elect two directors of the Company as Class I directors to serve for a term of three years and until their successors have been duly elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2007 fiscal year; and

(3)	To consider and act upon such other matters as may properly come before the Meeting.

Only stockholders of record at the close of business on April 13, 2007 are entitled to receive notice of, and to vote at, the Meeting, and at any adjournment or adjournments thereof. A list of the stockholders of the Company as of the close of business on April 13, 2007 will be available for inspection during business hours for ten days prior to the Meeting at the Company’s principal executive offices located at 968 James Street, Syracuse, New York 13203.

Please fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed postage-paid envelope to make sure that your shares are represented at the Meeting. If you attend the Meeting in person, you may, if you desire, revoke your proxy and choose to vote in person even if you had previously sent in your proxy card.

By order of the Board of Directors,

JOSEPH A. ZIRKMAN,

Vice President, General Counsel and Secretary

Syracuse, New York

April 24, 2007

CARROLS RESTAURANT GROUP, INC.

968 James Street

Syracuse, NY 13203

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

May 31, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors, also referred to as the Board of Directors or the Board, of CARROLS RESTAURANT GROUP, INC., a Delaware corporation, to be used at the annual meeting of stockholders (the “Meeting”) of the Company which will be held at The Hilton New York, 1335 Avenue of the Americas, New York, New York 10019 on Thursday, May 31, 2007, at 10:00 A.M. (local time), and at any adjournment or adjournments thereof. All references in this Proxy Statement to the “Company”, “we”, “us”, and “our” refer to Carrols Restaurant Group, Inc.

Stockholders who execute proxies in the accompanying form retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the Meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Meeting. The shares represented by the proxies solicited by our Board of Directors will be voted in accordance with the directions given therein, but if no direction is given, such shares will be voted (i) FOR the election of the two named director nominees as Class I directors and (ii) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2007 fiscal year.

Stockholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. The affirmative vote of (i) a plurality of the shares present at the Meeting and entitled to vote on the subject matter is required to elect the director nominees to the Board of Directors and (ii) a majority of the shares present at the Meeting and entitled to vote on the subject matter is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2007 fiscal year and approve any other business which may properly come before the Meeting. Abstentions and broker “non-votes” are included in the determination of the number of shares present at the Meeting for quorum purposes. Abstentions will count as a vote against the proposals, other than the election of directors. Abstentions will not have an effect on the election of directors because directors are elected by a plurality of the votes cast. Broker “non-votes” are not counted in the tabulations of the votes cast on any of the proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. There are no proposals at this Meeting which involve a broker “non-vote.”

Our principal executive offices are located at 968 James Street, Syracuse, New York 13203. The approximate date on which this Proxy Statement and the enclosed form of proxy were first sent or given to stockholders was on or about April 24, 2007.

We use a 52 or 53 week fiscal year ending on the Sunday closest to December 31. For convenience, all references herein to the fiscal years ended December 28, 2003, January 2, 2005, January 1, 2006 and December 31, 2006 will hereinafter be referred to as the fiscal years ended December 31, 2003, 2004, 2005 and 2006, respectively. All reference herein to the fiscal year ending December 30, 2007 will hereinafter be referred to as the 2007 fiscal year or the fiscal year ending December 31, 2007.

On December 20, 2006, we and certain selling stockholders completed an initial public offering (the “IPO”) of an aggregate of 5,666,666 and 5,333,334 shares of our Common Stock, respectively (including an aggregate of 1,000,000 shares sold by the selling stockholders upon the underwriters’ exercise of their over-allotment option) pursuant to a Registration Statement on Form S-1 which was declared effective by the Securities and Exchange Commission (the “SEC”) on December 14, 2006 (the “Effective Time”). The Meeting will be our first Annual Meeting of Stockholders since the completion of the IPO.

VOTING SECURITIES

We had outstanding 21,625,026 shares of our common stock, par value $.01 per share (the “Common Stock”), at the close of business on April 13, 2007. Each share of Common Stock is entitled to one vote on each matter as may properly be brought before the Meeting. Only stockholders of record at the close of business on April 13, 2007 will be entitled to vote.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible, each serving staggered three-year terms. As a result, approximately one third of our Board of Directors will be elected each year.

The terms of office of our Board of Directors are:

•	Class I directors, whose initial term will expire at this Meeting and when their successors are duly elected and qualify;

•	Class II directors, whose initial term will expire at the Annual Meeting of Stockholders to be held in 2008 and when their successors are duly elected and qualify; and

•	Class III directors, whose initial term will expire at the Annual Meeting of Stockholders to be held in 2009 and when their successors are duly elected and qualify.

Our Class I directors are Alan Vituli and Daniel T. Accordino; our Class II directors are Joel M. Handel and Clayton E. Wilhite; and our Class III directors are Robin P. Selati, Jack A. Smith and Olaseni Adeyemi Sonuga.

Two directors will be elected at the Meeting as Class I directors of the Company for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2010 and until their respective successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Meeting. Each proxy received will be voted FOR the election of the nominees named below unless otherwise specified in the proxy. At this time, our Board of Directors knows of no reason why any nominee might be unable to serve. There are no arrangements or understandings between any nominee and any other person pursuant to which such person was selected as a nominee.

Our Corporate Governance and Nominating Committee has reviewed the qualifications of the nominees for director and has recommended each of the nominees for election to the Board of Directors.

Name of Nominee	Principal Occupation	Age	Year Became a Director
Alan Vituli	Chief Executive Officer and Chairman of the Board of Directors of the Company	65	1986

Daniel T. Accordino	President, Chief Operating Officer and Director of the Company	56	1993

Alan Vituli has been Chairman of the Board of the Company since 1986 and Chief Executive Officer of the Company since March 1992. Between 1983 and 1985, Mr. Vituli was employed by Smith Barney, Harris Upham & Co., Inc. as a Senior Vice President responsible for real estate transactions. From 1966 until joining Smith Barney, Mr. Vituli was associated with the accounting firm of Coopers & Lybrand, first as an employee and for the last 10 years as a partner. Among the positions held by Mr. Vituli at Coopers & Lybrand was National Director of Mergers and Acquisitions. Before joining Coopers & Lybrand, Mr. Vituli was employed in a family-owned restaurant business. From 1993 through our acquisition of Pollo Tropical, Inc. in 1998, Mr. Vituli served on the board of directors of Pollo Tropical, Inc. Mr. Vituli also serves on the board of directors of Ruth’s Chris Steak House, Inc.

Daniel T. Accordino has been President, Chief Operating Officer and a Director of the Company since February 1993. Before that, Mr. Accordino served as Executive Vice President—Operations from December 1986 and as Senior Vice President of Carrols Corporation, our wholly-owned subsidiary (“Carrols”), from April 1984. From 1979 to April 1984, he was Vice President of Carrols responsible for restaurant operations, having previously served as Assistant Director of Restaurant Operations. Mr. Accordino has been an employee of ours since 1972.

The Board of Directors unanimously recommends a vote FOR the election of the two named Class I nominees to our Board of Directors, Alan Vituli and Daniel T. Accordino. Proxies received in response to this solicitation will be voted FOR the election of the two named Class I nominees to our Board of Directors unless otherwise specified in the proxy.

Information Regarding Other Members of the Board of Directors

The following table sets forth information with respect to each of the other members of the Board of Directors whose term extends beyond the Meeting, including the Class of such director and the year in which each such director’s term would expire.

Name	Age	Year Became a Director	Year Term Expires and Class
Joel M. Handel	71	2006	2008 Class II
Clayton E. Wilhite	61	1997	2008 Class II
Robin P. Selati	41	1997	2009 Class III
Jack A. Smith	71	2006	2009 Class III
Olaseni Adeyemi Sonuga	52	2004	2009 Class III

Joel M. Handel has served as a Director since the Effective Time. Since 2001, Mr. Handel has been a partner in the law firm of Brown Raysman Millstein Felder & Steiner LLP which merged with and became a part of Thelen Reid Brown Raysman & Steiner on December 1, 2006. From 1976 to 2001 he was managing partner of the law firm of Baer Marks & Upham LLP.

Clayton E. Wilhite has served as a Director since July 1997. Since January 1998, Mr. Wilhite has been with CFI Group Worldwide LLC, and has been Managing Partner of its North American Group from May 1998 to December 2004 and Managing Partner of CFI Worldwide LLC since January 2005. Mr. Wilhite has served since September 1998 on the board of directors of CFI Group Worldwide LLC, an international management consulting firm specializing in measuring customer satisfaction. Between 1996 and 1998, he was the Chairman of Thurloe Holdings, L.L.C. From August 1996 through our acquisition of Pollo Tropical, Inc., Mr. Wilhite served on the board of directors of Pollo Tropical, Inc. Before 1996, Mr. Wilhite was with the advertising firm of D’Arcy Masius Benton & Bowles, Inc. having served as its Vice Chairman from 1995 to 1996, as President of DMB&B/North America from 1988 to 1995, and as Chairman and Managing Director of DMB&B/St. Louis from 1985 to 1988.

Robin P. Selati has served as a Director since March 1997. Mr. Selati is a Managing Director of Madison Dearborn Partners, LLC (“Madison Dearborn”), a leading private equity firm, and joined the firm in 1993. Before 1993, Mr. Selati was associated with Alex Brown & Sons Incorporated in the consumer/retail investment banking group. Mr. Selati also serves on the board of directors of Tuesday Morning Corporation, Cinemark, Inc., Ruth’s Chris Steak House, Inc., The Yankee Candle Corporation and Pierre Holding Corp. Mr. Selati also serves on the board of directors of other non-public companies.

Jack A. Smith has served as a Director since the Effective Time. Mr. Smith is President of SMAT, Incorporated, a consulting company specializing in consumer services. Mr. Smith founded The Sports Authority, Inc., a national sporting goods chain, in 1987 where he served as Chief Executive Officer until September 1998 and as Chairman until April 1999. From 1982 until 1987, Mr. Smith served as Chief Operating Officer of Herman’s Sporting Goods. Prior to Herman’s, Mr. Smith served in executive management positions with other major retailers including Sears & Roebuck, Montgomery Ward, Jefferson Stores, and Diana Shops. Mr. Smith also serves on the board of directors of Darden Restaurants, Inc. and I-trax, Inc.

Olaseni Adeyemi Sonuga has served as a Director since March 2004. Mr. Sonuga is the General Manager of Bahrain International Bank (E.C.), a Bahraini publicly quoted international investment bank that he joined in 2002 as Chief Financial Officer. Bahrain International Bank (E.C.) (“Bahrain International Bank”) has advised us that the stockholders and creditors of Bahrain International Bank entered into an agreement in May of 2004, the Asset Realization Protocol Agreement, under which Bahrain International Bank has been given time to liquidate its assets to meet its liabilities. Between 1999 and 2002, Mr. Sonuga served as Advisor to the Chairman of Oman Aviation Services Company SAOG, an Omani listed company that owns Oman Air and also provides airport services at all Omani airports. Prior to this, he was a Vice President at Taib Bank since 1997, a Bahraini listed company. In the period 1992 to 1997, he was the Business Services Manager of the National Drilling Company of Abu Dhabi, UAE. He began his career as a Chartered Accountant in the UK in 1979 when he joined the London office of Touche Ross. Mr. Sonuga is a Director on the board of several companies both in the USA and internationally, including Thompson Products, Inc. and International Intimates, Inc. in the USA, and BIB Holdings (Bermuda) Ltd., a wholly-owned subsidiary of Bahrain International Bank (“BIB”), Crown Dilmun Holdings (CI) Ltd. and Ascot Dilmun Holdings, Ltd, internationally.

Arrangements With Respect to the Board of Directors

In connection with the IPO, the parties to a certain Stockholders Agreement, as amended, among Madison Dearborn Capital Partners, L.P. and Madison Dearborn Capital Partners II, L.P. (collectively, the “Madison Dearborn Stockholders”) which are funds managed by entities affiliated with Madison Dearborn, BIB, Alan Vituli, Daniel T. Accordino and Joseph A. Zirkman entered into an agreement providing for the termination of the Stockholders Agreement upon the completion of the IPO. Such agreement also provides that we and our Board of Directors take all necessary action within our control so that one director designated by the Madison Dearborn Stockholders (collectively) and one director designated by BIB are nominated for election as Class III directors to our Board of Directors (and whose term of office will therefore expire at our Annual Meeting of Stockholders in 2009), and gives the Madison Dearborn Stockholders (collectively) and BIB the sole right to remove and replace (with a designee reasonably acceptable to us) their respective directors. Such right to replace directors may only be exercised once by each of the Madison Dearborn Stockholders (collectively) and BIB. The right to nominate, remove and replace directors as aforesaid terminates upon the earliest of (1) immediately prior to our Annual Meeting of Stockholders in 2009, (2) with respect to the Madison Dearborn Stockholders, at any time they collectively cease to own, of record or beneficially, at least 5% of the aggregate number of shares of our Common Stock then outstanding, and (3) with respect to BIB, at any time it ceases to own, of record or beneficially, at least 5% of the aggregate number of our shares of Common Stock then outstanding. Mr. Selati, a Class III director of the Company, is currently serving as a designee of the Madison Dearborn Stockholders. Mr. Sonuga, a Class III director of the Company, is currently serving as a designee of BIB.

Information Regarding Executive Officers

Name	Age	Position
Alan Vituli	65	Chief Executive Officer and Chairman of the Board of Directors of the Company

Daniel T. Accordino	56	President and Chief Operating Officer of the Company

Paul R. Flanders	50	Vice President, Chief Financial Officer and Treasurer of the Company

Joseph A. Zirkman	46	Vice President, General Counsel and Secretary of the Company

Timothy J. LaLonde	50	Vice President, Controller of the Company

Michael A. Biviano	50	Executive Vice President, Taco Cabana

James E. Tunnessen	52	Executive Vice President, Pollo Tropical

Lewis S. Shaye	52	Vice President, Chief Concept Officer of the Company

For biographical information regarding Alan Vituli and Daniel T. Accordino, please see page 3 of this Proxy Statement.

Paul R. Flanders has been Vice President, Chief Financial Officer and Treasurer since April 1997. Before joining us, he was Vice President-Corporate Controller of Fay’s Incorporated, a retail chain, from 1989 to 1997, and Vice President-Corporate Controller for Computer Consoles, Inc., a computer systems manufacturer, from 1982 to 1989. Mr. Flanders was also associated with the accounting firm of Touche Ross & Co. from 1977 to 1982.

Joseph A. Zirkman has been Vice President and General Counsel since January 1993. He was appointed Secretary in February 1993. Before joining us, Mr. Zirkman was an associate with the New York City law firm of Baer Marks & Upham beginning in 1986.

Timothy J. LaLonde has been Vice President, Controller since July 1997. Before joining us, he was a controller at Fay’s Incorporated, a retailing chain, from 1992 to 1997. Prior to that, he was a Senior Audit Manager with the accounting firm of Deloitte & Touche LLP, where he was employed since 1978.

Michael A. Biviano has been Executive Vice President of Taco Cabana since January 2002. Prior to that, he was Vice President—Regional Director of Operations for our Burger King restaurants since 1989, having served as a district supervisor since 1983. Mr. Biviano has been an employee of ours since 1973.

James E. Tunnessen has been Executive Vice President of Pollo Tropical since August 2003. Prior to that he was Vice President—Regional Director of Operations for our Burger King restaurants since 1989, having served as a district supervisor from 1979. Mr. Tunnessen has been an employee of ours since 1971.

Lewis S. Shaye has been Vice President, Chief Concept Officer since January 2005. Prior to joining Carrols he was Senior Vice President of Brand and Product Development for Papa Gino’s Holding Corporation (PGH), which owned, operated and franchised the Papa Gino’s Pizza and D’Angelo Grilled Sandwich brands. Mr. Shaye joined PGH in 1992 as Vice President of Operations and was promoted to Senior Vice President of Brand and Product Development in September 1995. Prior to joining PGH in 1992, Mr. Shaye was Senior District Manager at Marriott Corporation where his responsibilities included operational accountability for premier Marriott contract foodservice locations.

Information Regarding the Board of Directors and Committees

Family Relationships

There are no family relationships between any of our executive officers or directors.

Independence of Directors

Since the Effective Time through December 31, 2006, our Board of Directors did not meet or act by unanimous written consent on any occasion. Prior to the Effective Time and during the fiscal year ended December 31, 2006, the Board met or acted by unanimous consent on nine occasions. Prior to the Effective Time and during the fiscal year ended December 31, 2006, each of the directors attended at least 75% of the aggregate number of meetings of the Board and of any committees of the Board on which they served. The Company does not have a policy on attendance by directors at our annual meeting of stockholders.

As required by the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board determines director independence based on an analysis of such listing standards and all relevant securities and other laws and regulations regarding the definition of “independent”.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, and us, our executive officers and our independent registered public accounting firm, the Board has affirmatively determined that a majority of our Board is comprised of independent directors. Our independent directors pursuant to NASDAQ are Messrs. Handel, Wilhite, Selati, Smith and Sonuga.

Prior to the Effective Time, Benjamin D. Chereskin and Brian F. Gleason served on our Board of Directors. Prior to the Effective Time, the Board did not consider the independence of Mr. Chereskin and Mr. Gleason or any of our other members of the Board of Directors because we were not a public company and our Common Stock was not listed on any national securities exchange and, consequently, we and our Board of Directors were not subject to the independence requirements of any national securities exchange until the Effective Time. Mr. Chereskin and Mr. Gleason resigned from our Board of Directors at the Effective Time and Mr. Handel was elected as a Class II member and Mr. Smith was elected as a Class III member of our Board of Directors, effective at the Effective Time.

Committees of the Board

The standing committees of our Board of Directors consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Our Board of Directors may also establish from time to time any other committees that it deems necessary or advisable.

Audit Committee

Our Audit Committee consists of Messrs. Wilhite, Smith and Handel, with Mr. Smith serving as the Chairman of the Audit Committee. All three current members of the Audit Committee satisfy the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rules 4200 and 4350(d) of the NASDAQ listing standards. Each member of our Audit Committee is financially literate. In addition, Mr. Smith serves as our Audit Committee “financial expert” within the meaning of Item 407 of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”), and has the financial sophistication required under the NASDAQ listing standards. Our Audit Committee, among other things:

•	reviews our annual and interim financial statements and reports to be filed with the SEC;

•	monitors our financial reporting process and internal control system;

•	appoints and replaces our independent outside auditors from time to time, determining their compensation and other terms of engagement and oversees their work;

•	oversees the performance of our internal audit function;

•	conducts a review of all related party transactions for potential conflicts of interest and approves all such related party transactions;

•

establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	oversees our compliance with legal, ethical and regulatory matters.

The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing their work. All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by our Audit Committee. Since the Effective Time through December 31, 2006, the Audit Committee did not meet or act by unanimous written consent on any occasion. Prior to the Effective Time, the Audit Committee was comprised of Messrs. Gleason, Selati and Wilhite. Prior to the Effective Time and during the fiscal year ended December 31, 2006, the Audit Committee met or acted by unanimous consent on nine occasions. The Audit Committee has adopted a formal written Audit Committee charter that complies with the requirements of the Exchange Act and the NASDAQ listing standards. A copy of the Audit Committee charter is available on the investor relations section of our website at www.carrols.com.

Audit Committee Report

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls and disclosure controls and procedures. The outside auditors audit the Company’s financial statements and express an opinion on the financial statements based on the audit. The Audit Committee oversees (i) the accounting and financial reporting processes of the Company and (ii) the audits of the financial statements of the Company on behalf of the Board. The Audit Committee operates under a written charter adopted by the Board.

The Audit Committee has met and held discussions with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements for the year ended December 31, 2006 were prepared in accordance with generally accepted accounting principles. We discussed the financial statements with both management and the independent auditors. We also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board.

The Audit Committee discussed with the independent auditors the overall scope and plans for the audit. We met with the independent auditors, with and without management, to discuss the results of their examination, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee discussed with the independent auditors the auditor’s independence from the Company and management, including the independent auditors written disclosures required by Independent Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board.

Based on the foregoing, we have recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Audit Committee

Jack A. Smith, Chairman

Clayton E. Wilhite

Joel M. Handel

Compensation Committee

Our Compensation Committee consists of Messrs. Smith, Selati and Wilhite, with Mr. Wilhite serving as the Chairman of the Compensation Committee. All of these members of our Compensation Committee are “independent” as defined under Rule 4200 of the NASDAQ listing standards. The purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors relating to compensation of our executive officers. Our Compensation Committee, among other things:

•	provides oversight on the development and implementation of the compensation policies, strategies, plans and programs for our outside directors and disclosure relating to these matters; and

•	reviews and approves the compensation of our Chief Executive Officer and the other executive officers of us and our subsidiaries.

The processes and procedures by which the Compensation Committee considers and determines executive officer compensation and outside directors compensation are described in the Compensation Discussion and Analysis included in this Proxy Statement. The Compensation Committee may form one or more subcommittees, each of which shall take such actions as shall be delegated by the Compensation Committee. The Compensation Committee has adopted a formal, written Compensation Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. Since the Effective Time through December 31, 2006, the Compensation Committee did not meet or act by unanimous written consent on any occasion. Prior to the

Effective Time, the Compensation Committee was comprised of Messrs. Chereskin, Gleason and Wilhite. Prior to the Effective Time and during the fiscal year ended December 31, 2006, the Compensation Committee met or acted by unanimous consent on five occasions. A copy of the Compensation Committee charter is available on the investor relations section of our website at www.carrols.com.

Corporate Governance and Nominating Committee

We have had since the Effective Time a Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee consists of Messrs. Handel, Selati and Sonuga, with Mr. Handel serving as the Chairman of the Corporate Governance and Nominating Committee. All of these members are “independent” as defined under Rule 4200 of the NASDAQ listing standards. Our Corporate Governance and Nominating Committee, among other things:

•

establishes criteria for Board and committee membership and recommends to our Board of Directors proposed nominees for election to the Board of Directors and for membership on committees of the Board of Directors;

•	makes recommendations regarding proposals submitted by our stockholders; and

•	makes recommendations to our Board of Directors regarding corporate governance matters and practices.

The Corporate Governance and Nominating Committee has adopted a formal written Corporate Governance and Nominating Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. Since the Effective Time through December 31, 2006, the Corporate Governance and Nominating Committee did not meet or act by unanimous written consent on any occasion. A copy of the Corporate Governance and Nominating Committee charter is available on the investor relations section of our website at www.carrols.com.

Nominations For The Board Of Directors

The Corporate Governance and Nominating Committee of the Board of Directors considers director candidates based upon a number of qualifications. The qualifications for consideration as a director nominee vary according to the particular area of expertise being sought as a complement to the existing composition of the Board. At a minimum, however, the Corporate Governance and Nominating Committee seeks candidates for director who possess:

•	the highest personal and professional ethics, integrity and values;

•	the ability to exercise sound judgment;

•	the ability to make independent analytical inquiries;

•	willingness and ability to devote adequate time, energy and resources to diligently perform Board and Board committee duties and responsibilities; and

•	a commitment to representing the long-term interests of the stockholders.

In addition to such minimum qualifications, the Corporate Governance and Nominating Committee takes into account the following factors when considering a potential director candidate:

•	whether the individual possesses specific industry expertise and familiarity with general issues affecting our business;

•	whether the person would qualify as an “independent” director under SEC and NASDAQ rules; and

•	the importance of diversified Board membership in terms of the individuals involved and their various experiences and areas of expertise.

The Corporate Governance and Nominating Committee shall make every effort to ensure that the Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by NASDAQ and/or the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable. In addition, prior to nominating an existing director for re-election to the Board, the Corporate Governance and Nominating Committee will consider and review such existing director’s Board and Committee attendance and performance, independence, experience, skills and the contributions that the existing director brings to the Board.

The Corporate Governance and Nominating Committee has not in the past relied upon third-party search firms to identify director candidates, but may employ such firms if so desired. The Corporate Governance and Nominating Committee generally relies upon, receives and reviews recommendations from a wide variety of contacts, including current executive officers, directors, community leaders, and stockholders as a source for potential director candidates. The Board retains complete independence in making nominations for election to the Board.

The Corporate Governance and Nominating Committee will consider qualified director candidates recommended by stockholders in compliance with our procedures and subject to applicable inquiries. The Corporate Governance and Nominating Committee’s evaluation of candidates recommended by stockholders does not differ materially from its evaluation of candidates recommended from other sources. Pursuant to our amended and restated bylaws, any stockholder may recommend nominees for director not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders, by writing to Joseph A. Zirkman, Vice President, General Counsel and Secretary, Carrols Restaurant Group, Inc., 968 James Street, Syracuse, NY 13203, giving the name, Company stockholdings and contact information of the person making the nomination, the candidate’s name, address and other contact information, any direct or indirect holdings of our securities by the nominee, any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements, information regarding related party transactions with us, the nominee and/or the stockholder submitting the nomination, and any actual or potential conflicts of interest, the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and/or stock exchange requirements. All of these communications will be reviewed by our Secretary and forwarded to Joel M. Handel, the Chairman of the Corporate Governance and Nominating Committee, for further review and consideration in accordance with this policy. Any such stockholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

Code of Ethics

We have adopted written codes of ethics applicable to our directors, officers and employees in accordance with the rules of the SEC and the NASDAQ listing standards. We make our codes of ethics available free of charge on the investor relations section of our website at www.carrols.com. We will disclose on our website amendments to or waivers from our codes of ethics in accordance with all applicable laws and regulations.

Section 16(A) Beneficial Ownership Reporting Compliance

Based upon a review of the filings furnished to us pursuant to Rule 16a-3(e) promulgated under the Exchange Act, and on representations from our executive officers and directors and persons who beneficially own more than 10% of our Common Stock, all filing requirements of Section 16(a) of the Exchange Act were complied with in a timely manner during the fiscal year ended December 31, 2006, except that BIB and Madison Dearborn, each a beneficial owner of more than 10% of our Common Stock, each failed to timely file an Initial Statement of Beneficial Ownership of Securities on Form 3 on December 14, 2006. Such Forms 3 were filed with the SEC by BIB and Madison Dearborn on December 15, 2006.

Stockholder Communications With The Board Of Directors

Any stockholder or other interested party who desires to communicate with our Chairman of the Board of Directors or any of the other members of the Board of Directors may do so by writing to: Board of Directors, c/oAlan Vituli, Chief Executive Officer and Chairman of the Board of Directors, Carrols Restaurant Group, Inc., 968 James Street, Syracuse, NY 13203. Communications may be addressed to the Chairman of the Board, an individual director, a Board committee, the non-management directors or the full Board. Communications will then be distributed to the appropriate directors unless the Chairman determines that the information submitted constitutes “spam,” pornographic material and/or communications offering to buy or sell products or services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding beneficial ownership of our Common Stock as of April 13, 2007, by:

•	each person known by us to beneficially own more than 5% of all outstanding shares of our Common Stock;

•	each of our directors, nominees for director and Named Executive Officers (as defined in “Executive Compensation—Compensation Discussion and Analysis” herein) individually; and

•	all of our directors and executive officers as a group.

Except as otherwise indicated, to our knowledge, all persons listed below have sole voting power and investment power and record and beneficial ownership of their shares, except to the extent that authority is shared by spouses under applicable law.

The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person (and/or pursuant to proxies held by that person) that were exercisable on April 13, 2007 or became exercisable within 60 days following that date are considered outstanding, including those options to officers and directors authorized by board resolution, but not yet issued. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person, nor is there any obligation to exercise any of the options. Except as otherwise indicated, the address for each beneficial owner is c/o Carrols Restaurant Group, Inc., 968 James Street, Syracuse, NY 13203.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Madison Dearborn Capital Partners (1)	3,729,869	17.2%
BIB Holdings (Bermuda) Ltd. (2)	3,729,870	17.2%
FMR Corp. (3)	2,161,925	10.0%
Gilder, Gagnon, Howe & Co. (4)	1,420,823	6.6%
Alan Vituli (5)	1,373,772	6.4%
Daniel T. Accordino	658,868	3.0%
Lewis S. Shaye	22,576	*
Paul Flanders	73,654	*
Joseph A. Zirkman	69,003	*
Joel M. Handel (6)	6,700	*
Clayton E. Wilhite (6)	51,852	*
Robin P. Selati (7)	3,729,869	17.2%
Olaseni Adeyemi Sonuga (8)	—	—
Jack A. Smith (6)	6,700	*
All directors and executive officers as a group (13 persons) (7)	6,064,774	28.0%

*	Less than one percent
(1)

Madison Dearborn Capital Partners, L.P. (“MDCP”) is the record owner of 1,864,929 shares and Madison Dearborn Capital Partners II, L.P. (“MDCPII”) is the record owner of 1,864,940 shares. The shares held by MDCP may be deemed to be beneficially owned by Madison Dearborn Partners, L.P. (“MDP”), the sole general partner of MDCP. The shares held by MDCPII may be deemed to be beneficially owned by Madison Dearborn Partners II, L.P. (“MDPII”), the sole general partner of MDCPII. John A. Canning, Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of (i) MDP that has the power, acting by majority vote, to vote or dispose of the shares directly held by MDCP and

(ii) MDPII that has the power, acting by majority vote, to vote or dispose of the shares directly held by MDCPII. Messrs. Canning, Finnegan and Mencoff and MDP and MDPII each hereby disclaims any beneficial ownership of any shares directly held by MDCP and MDCPII. The address for MDCP, MDCPII, MDP, MDPII and Messrs. Canning, Finnegan and Mencoff is Three First National Plaza, Suite 3800, Chicago, IL 60602.

(2)	BIB Holdings (Bermuda) Ltd. is a wholly-owned subsidiary of Bahrain International Bank (E.C.) (the “Bank”). Based on information provided to us by the Bank, we understand that the creditors of the Bank agreed in May 2004 to an asset realization protocol which will entail a program for the realization of the assets of the Bank. According to the Bank, at the end of such process the Bank is expected to continue operations. The address of BIB Holdings (Bermuda) Ltd. and the Bank is Hedaya Building, Fifth Floor, Government Avenue, P.O. Box 5016, Manama, Kingdom of Bahrain.
(3)	Information as to shares owned by FMR Corp. is as of February 14, 2007, as set forth in a Schedule 13G filed with the SEC. The address of FMR Corp. is 82 Devonshire St., Boston, MA 02109.
(4)	Information as to shares owned by Gilder, Gagnon, Howe & Co. is as of December 31, 2006, as set forth in a Schedule 13G filed with the SEC. The address of Gilder, Gagnon, Howe & Co. LLC is 1775 Broadway, 26th Floor, New York, NY 10019.
(5)	All shares are held by the Vituli Family Trust and deemed to be beneficially owned by Mr. Vituli.
(6)	In connection with the IPO, we granted 6,700 shares of restricted Common Stock under our 2006 Stock Incentive Plan to each of Mr. Handel, Mr. Smith and Mr. Wilhite, which shares are reflected in this table.
(7)	Includes 3,729,869 held by affiliates of Madison Dearborn Capital Partners as reported in footnote (1) above. Mr. Selati is a Managing Director of Madison Dearborn and therefore he may be deemed to share voting and investment power over the shares owned by these entities, and therefore to beneficially own such shares. Mr. Selati disclaims beneficial ownership of all such shares.
(8)	The address of the Mr. Sonuga is Hedaya Building, Fifth Floor, Government Avenue, P.O. Box 5016, Manama, Kingdom of Bahrain.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Agreement

On March 27, 1997, the Madison Dearborn Stockholders, BIB, Alan Vituli, Daniel T. Accordino and Joseph A. Zirkman entered into a registration agreement with us (as amended in connection with the IPO). The registration agreement provides the Madison Dearborn Stockholders and BIB the right to demand registration of our Common Stock held by them under the Securities Act. The registration agreement also provides that whenever we register shares of our Common Stock under the Securities Act (other than on a Form S-4 or Form S-8) including pursuant to a demand by the Madison Dearborn Stockholders or BIB, then all of these stockholders will have the right to register their shares of Common Stock as part of that registration. The registration rights under this agreement are subject to the rights of the managing underwriters, if any, to reduce or exclude certain shares owned by these shareholders from the registration. The registration agreement requires us to pay for all costs and expenses, other than underwriting discounts and commissions, for these stockholders, incurred in connection with the registration of shares under the agreement. Under the registration agreement, we have agreed to indemnify the holders of the Common Stock entitled to registration rights against certain liabilities, including liabilities under the Securities Act.

Related Party Transaction Procedures

The Board of Directors has assigned responsibility for reviewing related party transactions to our Audit Committee. The Board of Directors and the Audit Committee have adopted a written policy pursuant to which certain transactions between us or our subsidiaries and any of our directors or executive officers must be submitted to the Audit Committee for consideration prior to the consummation of the transaction as required by the rules of the SEC. The Audit Committee reports to the Board of Directors on all related party transactions considered.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Compensation Committee has responsibility for evaluating and approving the compensation plans and policies for our Chairman of the Board and Chief Executive Officer (the “CEO”) and our other executive officers. Our compensation policies and plans are designed to attract, retain and motivate highly qualified executives. Our executive officers named in the Summary Compensation Table (the “Named Executive Officers”) are compensated through a combination of base salary, incentive bonus and equity ownership, which enables us to be competitive relative to alternatives potentially available to these individuals and to align each Named Executive Officer’s compensation with the long-term interests of our stockholders.

Prior to the Effective Time of our IPO in December 2006, the oversight of compensation matters relating to the Named Executive Officers and certain other executive officers was the responsibility of the Compensation Committee of our Board of Directors as comprised prior to the Effective Time (the “Pre-IPO Compensation Committee”). The compensation paid to the Named Executive Officers since the Effective Time was, for the most part, approved by the Pre-IPO Compensation Committee and implemented either prior to the IPO, at the Effective Time or at the time that we completed the IPO.

The Compensation Committee will, from time to time, undertake a review of the compensation programs, objectives and philosophy inherited from the Pre-IPO Compensation Committee. The Compensation Committee may adjust existing plans and programs as it considers appropriate.

Objectives of Compensation Program

The primary focus of our executive compensation program has been, and will continue to be, to improve short term performance, achieve long-term sustainable growth in earnings and align the interests of our executive team with our stockholders. The compensation program was designed to provide the tools necessary to retain executives and, if necessary, hire executives with the skills needed to manage the Company to meet these goals and to retain them over the long-term.

In developing the programs, a key consideration was to have plans that were understandable, focused on shareholder objectives, quantitatively measurable while being competitive with the programs offered by other restaurant companies and other large organizations with which we compete for executive talent.

What Our Compensation Program is Designed to Reward

Our compensation philosophy is to focus on both annual improvement in earnings and the long-term growth objectives of the business. The plans are designed to reward the Named Executive Officers based upon both annual achievements and long term results reflected. in the price of our Common Stock. Our compensation programs include cash compensation, designed to reward current financial performance, balanced with long-term stock based incentives designed to align the interests of our executive team with our stockholders.

Regarding most compensation matters, including executive and director compensation, our CEO and management may provide recommendations to the Compensation Committee. In that regard, during the IPO process in 2006, management engaged Towers Perrin, a nationally recognized, independent consulting firm, to conduct an analysis of major elements of our executive compensation program, including an analysis of base compensation for our Named Executive Officers compared to relevant peer companies. The consulting firm also advised and made recommendations concerning various elements of our incentive executive compensation program. This information was used by the CEO and management to formulate recommendations to the Pre-IPO Compensation Committee to establish new compensation programs and agreements in connection with the IPO and to ensure that appropriate levels of the various elements of our compensation would be in place prior to the completion of the IPO.

Role of Executive Officers in Determining Compensation

While the Pre-IPO Compensation Committee was primarily responsible for the overall oversight of our executive compensation, the CEO, with the assistance of other members of management, did provide input and views with respect to compensation for the other executive officers. Some of the ways in which our executive officers participated, and will continue to participate, in the compensation process are as follows:

•	during the annual compensation review process, the CEO generally recommended to the Pre-IPO Compensation Committee base salary increases and cash bonuses for the other executive officers;

•	the CEO provided input to the Pre-IPO Compensation Committee with respect to equity grants to be made to our other executive officers;

•	the CEO commented on the analysis and recommendations of the consulting firm engaged by our management regarding our compensation program;

•

other executive officers may be asked from time to time by the Compensation Committee to provide data about past practices, awards, costs and participation in various plans, as well as information about our annual and long-term goals, as requested by the Compensation Committee or the CEO, or that may be requested by the compensation consultant to properly perform certain compensation related projects; and

•	the Compensation Committee seeks the advice of members of management to set the agenda for Compensation Committee meetings.

The Compensation Committee believes that the CEO’s input is critical in determining the compensation of other executive officers because the CEO has day-to-day involvement with these executive officers and is in the best position to assess their performance, abilities, and contribution to our success. Therefore, in 2007, while the Compensation Committee will be primarily responsible for reviewing and making recommendations and determinations with respect to executive compensation, the CEO will continue to provide his input and recommendations to the Compensation Committee with respect to compensation for the other executive officers.

Elements of Our Compensation Plan and How It Relates to Our Objectives

Currently, our executive compensation program includes a combination of short-term compensation (salary and incentive bonus payment) and long-term compensation (equity incentive plan awards such as stock options) to achieve our goal of improving earnings and achieving long term sustainable growth in revenues and earnings which we believe constitutes alignment with stockholders interests. Base salary and incentive bonus payments are determined and paid annually and are designed to reward current performance. Equity incentive plan awards such as stock options and restricted stock awards are designed to reward longer term performance and promote retention.

Short-Term Compensation

Base Salary. The Compensation Committee annually reviews and approves the base salaries of our executive officers based upon recommendations from our CEO. Increases are not preset and take into account the individual’s performance, responsibilities of the position, potential to contribute to the long term objectives of the company, management skills, competitive data and future potential.

Salary planning includes guidelines set after considering competitive market data and current salary levels, as appropriate. At the end of the year, the CEO evaluates each Named Executive Officer’s performance in light of individual objectives. Base salary compensates each Named Executive Officer for the primary responsibilities of his position and is set at levels that we believe enable us to retain and attract talented management.

Prior to the Effective Time of our IPO, the base salaries of our CEO, Alan Vituli, and our President and Chief Operating Officer, Daniel T. Accordino, were determined pursuant to employment agreements with each of

Mr. Vituli (the “Prior Vituli Employment Agreement”) and Mr. Accordino (the “Prior Accordino Employment Agreement”), which were terminated upon the Effective Time of the IPO. Under the Prior Vituli Employment Agreement and the Prior Accordino Employment Agreement, the base salaries for Mr. Vituli and Mr. Accordino were increased by a minimum of $25,000 and $20,000 per year, respectively, or a greater amount as determined by the Pre-IPO Compensation Committee in its sole discretion.

In fiscal 2006, the base salary increases over fiscal 2005 for the Named Executive Officers were approximately 4.1% to 4.5%.

Annual Incentive Bonus Payments. Annual cash bonuses are an important component of our compensation program for our executive officers and are designed to reward current performance. Under our Executive Bonus Plan, annual incentive bonus payments are approved by the Compensation Committee and paid in cash in March of each year based on performance for the prior fiscal year.

Each of the Named Executive Officers are eligible to receive a maximum annual incentive bonus of between 90% to 105% of base salary, depending on position. The majority of the potential bonus payments are tied to the achievement of increases in stockholder value over certain established minimum thresholds (as defined and measured under the Executive Bonus Plan) and provide for increasing payments to the extent that those thresholds are exceeded.

Our CEO’s and our President and Chief Operating Officer’s maximum bonus is established at 105% and 100%, respectively, of their base salaries, and is based solely on our financial performance and the increase in stockholder value. Under the Executive Bonus Plan, this increase in stockholder value is measured using a defined formula, based upon a multiple of EBITDA less outstanding indebtedness designed to consistently measure stockholder value from period to period, including adjustments for non-recurring gains and losses, and adjustments for certain changes in our capital structure.

Each Named Executive Officer, other than our CEO and our President and Chief Operating Officer, is eligible for a maximum annual bonus of 90% to 100% of base salary, depending on position, comprised of a bonus tied to the increase in stockholder value, as discussed above, up to a maximum of 65% to 70% of base salary, depending on position. In addition, each of these executive officers are also eligible to receive a bonus from 20% to 35% of base salary, depending on position, which is based on the individual attainment of specified goals and objectives established for the year for each individual. Payments of that portion of the bonus tied to individual goals are determined based on the discretion of the CEO and the President and Chief Operating Officer as applied in evaluating achievement of each individual’s goals and objectives. The payment of this portion of the bonus is also conditioned, in its entirety, on the achievement of a pre-determined minimum level of EBITDA.

Historically, our annual incentive bonus payments were primarily designed to reward our executive officers based upon the Company achieving increases in stockholder value over certain pre-established minimum targets. In 2007, our Compensation Committee intends to evaluate our Executive Bonus Plan with respect to whether EBITDA should still be utilized as the measure of stockholder value or whether utilizing more commonly applied criteria like earnings per share or some other metric would further align the interests of our Named Executive Officers with those of our stockholders.

Long-Term Compensation

The long-term incentive compensation utilized by us for our senior management is an equity based compensation plan designed to ensure alignment of senior management’s interests with those of our long term stockholders. The stock options and restricted stock awards have a time-based vesting schedule with a certain percentage of options or shares vesting over a period of time established by the Compensation Committee under our 2006 Stock Incentive Plan, which we refer to as our stock incentive plan. Our Compensation Committee recently established a policy with respect to granting stock options or other equity awards under our stock incentive plan. The Compensation Committee will annually grant stock options or other equity awards to employees, including the Named Executive Officers, on each January 15th. (with an alternative date of July 15 for new employees or employees promoted after January 15th). Accordingly, the measurement of the value of any stock option or stock award will be based upon the price of our Common Stock at the close of business on those respective grant dates. The Compensation Committee will annually grant such stock options or other equity awards on January 15th based upon recommendations from our CEO who will provide such recommendations after evaluating the individual performance of our employees (including the Named Executive Officers (other than the CEO)). This is a substantial portion of the total compensation package for the Named Executive Officers and is an important retention tool.

2006 Stock Incentive Plan

In connection with our IPO, we adopted our stock incentive plan, which provides for the grant of stock options and stock appreciation rights, stock awards, performance awards, outside director stock options and outside director stock awards. Any officer, employee, associate, director and any consultant or advisor providing services to us are eligible to participate in the stock incentive plan.

The stock incentive plan is administered by the Compensation Committee which approves awards and may base its considerations on recommendations by our CEO. The Compensation Committee has the authority to (1) approve stock incentive plan participants, (2) approve whether and to what extent stock options, stock appreciation rights and stock awards are to be granted and the number of shares of stock to be covered by each award (other than an outside director award), (3) approve forms of agreement for use under the stock incentive plan, (4) determine terms and conditions of awards (including, but not limited to, the option price, any vesting restriction or limitation, any vesting acceleration or waiver or forfeiture, and any right of repurchase, right of first refusal or other transfer restriction regarding any award), (5) modify, amend or adjust the terms and conditions of any award, (6) determine the fair market value, and (7) determine the type and amount of consideration to be received by us for any stock award issued.

In 2006, the only grants of equity incentive awards to the Named Executive Officers were a special grant of stock options under our stock incentive plan made in connection with, and subject to the completion of, our IPO. Special grants of stock options were also made to our other executive officers and certain employees. Such grants were approved by the Pre-IPO Compensation Committee on December 12, 2006 to (i) further align the interests of the Named Executive Officers with our stockholders, and (ii) reward the Named Executive Officers for their contributions to the Company in 2006. These grants of stock options are not necessarily reflective of the size and amounts of option grants or other equity incentive awards to be made to the Named Executive Officers in future years. These grants of stock options are further described on page 20 of this Proxy Statement under the heading “Grants of Plan-Based Awards” and on page 22 of this Proxy Statement under the heading “Outstanding Equity Awards at Fiscal Year-End”.

FAS 123R valuation of equity awards.

Effective January 2, 2006, we adopted SFAS No. 123(R), “Share-Based Payment” (“SFAS 123R”) using the modified prospective transition method. Accordingly, we apply the Black-Scholes valuation model in determining the fair value of stock options granted to employees, including the Named Executive Officers, which is then amortized on a straight-line basis to compensation expense over the requisite service period. For restricted stock awards, the fair market value of the award, determined based upon the closing value of our stock price on the grant date, is amortized as compensation expense on a straight-line basis over the vesting period of the award.

Other Benefits

Deferred Compensation Plan. We provide certain benefits under The Carrols Corporation and Subsidiaries Deferred Compensation Plan (the “Deferred Compensation Plan”) which is discussed on page 23 of this Proxy Statement.

Change of Control and Severance Benefits. For a discussion of change of control arrangements or severance arrangements and the triggers for payments under such arrangements, please see page 23 of this Proxy Statement under the heading “Potential Payments Upon Termination or Change of Control”.

Other Post-Employment Benefits. The employment agreements for Messrs. Vituli and Accordino each provide for continued coverage under our welfare and benefits plans for such executive officer and his eligible dependents after cessation of employment with the Company for the remainder of their respective lives.

Compensation for the Named Executive Officers

As stated previously herein, the annual increases in base salaries for our CEO and President and Chief Operating Officer were determined pursuant to employment agreements in effect prior to the Effective Time. Such employment agreements were terminated at the Effective Time.

In December 2006, we entered into an employment agreement with our CEO, Alan Vituli, which became effective as of the Effective Time and governs the terms of his compensation. Mr. Vituli’s employment agreement is further described on pages 19 and 23 of this Proxy Statement.

In December 2006, we entered into an employment agreement with our President and COO, Daniel T Accordino, which became effective as of the Effective Time and governs the terms of his compensation. Mr. Accordino’s employment agreement is further described on pages 20 and 23 of this Proxy Statement.

None of the other Named Executive Officers have an employment agreement with us.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Robin P. Selati, Chairman

Jack A. Smith

Clayton E. Wilhite

Compensation Committee Interlocks and Insider Participation

The members of the Pre-IPO Compensation Committee during the fiscal year ended December 31, 2006 were Benjamin D. Chereskin, Brian Gleason and Clayton E. Wilhite. The members of the Compensation Committee for the fiscal year ended December 31, 2006 were Robin P. Selati, Jack A. Smith and Clayton E. Wilhite. None of the members of the Pre-IPO Compensation Committee or the Compensation Committee were, during such year, an officer of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a director of the Company. In addition, no executive officer of the Company served as a director or a member of the compensation committee of any other entity one of whose executive officers served as a director or on the Pre-IPO Compensation Committee or the Compensation Committee of the Company. None of the members of the Pre-IPO Compensation Committee or the Compensation Committee has any relationship required to be disclosed under this caption under the rules of the SEC.

SUMMARY COMPENSATION TABLE

The following table summarizes compensation awarded or paid to, or earned by, each of the Named Executive Officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation ($)	Total ($)
Alan Vituli Chairman of the Board and Chief Executive Officer	2006	$625,000	$310,832	—	$18,294	—	$18,365	—	$972,491

Daniel T. Accordino President, Chief Operating Officer and Director	2006	$480,004	$238,719	—	$5,398	—	$17,132	—	$741,253

Lewis S. Shaye Vice President, Chief Concept Officer	2006	$315,000	$93,713	—	$947	—	—	—	$409,660

Joseph A. Zirkman Vice President, General Counsel and Secretary	2006	$233,040	$127,550	—	$947	—	—	—	$361,537

Paul R. Flanders Vice President, Chief Financial Officer and Treasurer	2006	$233,040	$115,898	—	$725	—	—	—	$349,663

(1)	We provide bonus compensation to our executive officers based on an individual’s achievement of certain specified objectives and our achievement of specified increases in stockholder value. See “Compensation Discussion and Analysis” above for a discussion of our Executive Bonus Plan. Amounts include cash bonuses paid in fiscal year 2007 with respect to services rendered in fiscal year 2006.
(2)	The amounts shown in this column include stock options granted under our stock incentive plan. This column reflects the dollar amount recognized with respect to such grants for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123R, excluding estimated forfeitures. See Notes 1 and 12 of the consolidated financial statements for the year ended December 31, 2006, which are included in our Annual Report on Form 10-K filed with the SEC on March 23, 2007 for assumptions used in the calculation of this amount. There were no forfeitures in 2006 by the Named Executive Officers. These grants are included and discussed further in the tables included below under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End”.
(3)	These amounts represent the above-market portion of earnings on compensation deferred by the Named Executive Officers under our nonqualified Deferred Compensation Plan. Earnings on deferred compensation are considered to be above-market to the extent that the rate of interest exceeds 120% of the applicable federal long-term rate. At December 31, 2006, 120% of the federal long-term rate was 5.76% per annum and the interest rate paid to participants was 8.0% per annum.

Vituli Employment Agreement

In December 2006, we and Carrols entered into an employment agreement with Alan Vituli. Pursuant to such employment agreement, which became effective as of the Effective Time and which will expire on December 31, 2008, Mr. Vituli will continue to serve as Carrols’ and our Chairman of the Board of Directors and Chief Executive Officer. The employment agreement is subject to automatic renewals for successive one-year terms unless either Mr. Vituli, we or Carrols elect not to renew the employment agreement by giving written notice to the others at least 90 days before a scheduled expiration date. The employment agreement provides that Mr. Vituli will receive an annual base salary of $650,000 and provides that such amount may be increased annually at the sole discretion of our Compensation Committee. Pursuant to the employment agreement, Mr. Vituli will participate in Carrols’ Executive Bonus Plan, and any stock option or other equity incentive plans applicable to executive employees as determined by our compensation committee.

Accordino Employment Agreement

In December 2006, we and Carrols entered into an employment agreement with Daniel T. Accordino. Pursuant to such employment agreement, which became effective as of the Effective Time and which will expire on December 31, 2008, Mr. Accordino will continue to serve as Carrols’ and our President and Chief Operating Officer. The employment agreement is subject to automatic renewals for successive one-year terms unless either Mr. Accordino, we or Carrols elect not to renew the employment agreement by giving written notice to the others at least 90 days before a scheduled expiration date. The employment agreement provides that Mr. Accordino will receive an annual base salary of $500,000 and provides that such amount may be increased annually at the sole discretion of our Compensation Committee. Pursuant to the employment agreement, Mr. Accordino will participate in Carrols’ Executive Bonus Plan, and any stock option or other equity incentive plans applicable to executive employees, as determined by our compensation committee.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes grants of plan-based awards made to each of the Named Executive Officers during the fiscal year ended December 31, 2006.

Name	Grant Date	Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan			Estimated Future Payouts Under Equity Incentive Plan			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Equity Incentive Plan Awards ($) (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Alan Vituli	12/14/06	12/12/06	—	—	—	—	—	—	—	118,500	$13.00	$495,081
	12/14/06	12/12/06	—	—	—	—	—	—	—	118,500	$15.60	$383,039

Daniel T. Accordino	12/14/06	12/12/06	—	—	—	—	—	—	—	79,000	$13.00	$360,382
	12/14/06	12/12/06	—	—	—	—	—	—	—	79,000	$15.60	$287,347

Lewis S. Shaye	12/14/06	12/12/06	—	—	—	—	—	—	—	9,600	$13.00	$43,793
	12/14/06	12/12/06	—	—	—	—	—	—	—	9,600	$15.60	$69,836

Joseph A. Zirkman	12/14/06	12/12/06	—	—	—	—	—	—	—	9,600	$13.00	$43,793
	12/14/06	12/12/06	—	—	—	—	—	—	—	9,600	$15.60	$69,836

Paul R. Flanders	12/14/06	12/12/06	—	—	—	—	—	—	—	7,350	$13.00	$33,529
	12/14/06	12/12/06	—	—	—	—	—	—	—	7,350	$15.60	$53,468

(1)	The grants of plan-based awards in this table above were approved by our Compensation Committee in connection with our IPO on December 12, 2006 with a grant date to be the date when our Registration Statement on Form S-1 was declared effective by the SEC.
(2)	Amounts shown in this column reflect the number of option awards granted to each Named Executive Officer pursuant to our stock incentive plan. All such options were granted in connection with our IPO. Messrs. Vituli and Accordino were each granted non-qualified stock options. Messrs. Shaye, Zirkman and Flanders were each granted incentive stock options. All of such options vest over a period of five years, with one-fifth of such options vesting and becoming exercisable on the first anniversary of the grant date and one-sixtieth of such options vesting and becoming exercisable monthly on the first day of each month subsequent to the first anniversary of the grant date.
(3)	With respect to all such stock options, 50% of the stock options were granted with an exercise price per share equal to the fair market value of our Common Stock on the date of grant, or $13.00 per share (which was the initial public offering price of our Common Stock in the IPO), and the remaining 50% were granted with an exercise price per share equal to 120% of the fair market value our Common Stock on the date of grant, or $15.60 per share of Common Stock.
(4)	The value of option awards granted in 2006 is based on the grant date fair value computed in accordance with SFAS No. 123R as set forth in Notes 1 and 12 to the consolidated financial statements for the year ended December 31, 2006, which are included in our Annual Report on Form 10-K filed with the SEC on March 23, 2007.

Pursuant to Mr. Vituli’s current employment agreement, all of Mr. Vituli’s unvested stock options will immediately vest and become exercisable in the event that we or Carrols elect not to renew Mr. Vituli’s employment agreement after the initial term, which expires on December 31, 2008, and Mr. Vituli ceases to be employed after the end of such initial term, or if Mr. Vituli’s employment is terminated by us or Carrols without cause (as defined in Mr. Vituli’s employment agreement) or Mr. Vituli retires at any time after the initial two-year term of his employment agreement.

Pursuant to Mr. Accordino’s employment agreement, all of Mr. Accordino’s unvested stock options will immediately vest and become exercisable in the event that Mr. Accordino’s employment is terminated by Mr. Accordino for the reason that Mr. Vituli has ceased to be Chief Executive Officer of us or Carrols and a person other than Mr. Accordino has succeeded Mr. Vituli as Chief Executive Officer.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the value of all equity awards that were outstanding at the 2006 fiscal year end for each of the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Alan Vituli	0	118,500	—	$13.00	12/14/2013	—	—	—	—
	0	118,500		$15.60	12/14/2013

Daniel T. Accordino	0	79,000	—	$13.00	12/14/2013	—	—	—	—
	0	79,000		$15.60	12/14/2013

Lewis S. Shaye	0	9,600	—	$13.00	12/14/2013	—	—	—	—
	0	9,600		$15.60	12/14/2013

Joseph A. Zirkman	0	9,600	—	$13.00	12/14/2013	—	—	—	—
	0	9,600		$15.60	12/14/2013

Paul R. Flanders	0	7,350	—	$13.00	12/14/2013	—	—	—	—
	0	7,350		$15.60	12/14/2013

All stock options granted to the Named Executive Officers were unexercisable at December 31, 2006 as no options vest or become exercisable until on or after the first anniversary of the grant date and as of the first day of each month that commences subsequent to the first anniversary of the grant date. See footnote 1 to the table included under “Grants of Plan-Based Awards” above.

OPTIONS EXERCISED AND STOCK VESTED

The Named Executive Officers did not exercise any stock options and no stock options vested during the fiscal year ended December 31, 2006.

NONQUALIFIED DEFERRED COMPENSATION

We have a Deferred Compensation Plan for employees not eligible to participate in the Carrols Corporation Retirement Savings Plan (the “Retirement Plan”) because they have been excluded as “highly compensated” employees (as so defined in the Retirement Plan), to voluntarily defer portions of their base salary and annual bonus. An eligible employee may elect, on a deferral agreement, to defer all or a specified percentage of base salary and, if applicable, all or a specified percentage of cash bonuses. All amounts deferred by the participants earn interest at 8% per annum. We do not match any portion of the funds. All of the Named Executive Officers are eligible to participate in our Deferred Compensation Plan.

The following table describes contributions, earnings and balances under our Deferred Compensation Plan.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Alan Vituli	$379,367	—	$63,229	—	$907,865
Daniel T. Accordino	$532,047	—	$59,188	—	$947,948
Lewis S. Shaye	—	—	—	—	—
Joseph A. Zirkman	—	—	—	—	—
Paul R. Flanders	—	—	—	—	—

(1)	The contribution reported for Mr. Vituli and $290,853 of the contribution reported for Mr. Accordino were paid in fiscal year 2006 with respect to services rendered in fiscal year 2005. The remaining contribution for Mr. Accordino was paid and contributed in 2006 with respect to services rendered in fiscal year 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Vituli and Accordino Employment Agreements

Mr. Vituli’s and Mr. Accordino’s respective employment agreements provide that if Mr. Vituli’s or Mr. Accordino’s employment is terminated without cause (as defined in their respective employment agreements) or Mr. Vituli or Mr. Accordino terminate their respective employment for good reason (as defined in their respective employment agreements) (a) within twelve months following a change of control (as defined in their respective employment agreements), or (b) and a binding agreement with respect to a change of control transaction was entered into during the term of his respective employment and such change of control transaction occurs within 12 months after the date of his respective termination of employment, then in either case, Mr. Vituli and Mr. Accordino will each receive a cash lump sum payment equal to 2.99 times their respective average salary plus their respective average annual bonus (paid under Carrols’ Executive Bonus Plan or deferred under the Deferred Compensation Plan) for the prior five years. Their respective employment agreements also provide that if Mr. Vituli’s or Mr. Accordino’s employment is terminated by us or Carrols without cause (other than following a change of control as described above) or Mr. Vituli or Mr. Accordino terminate their respective employment for good reason (other than following a change of control as described above), Mr. Vituli and Mr. Accordino will each receive a cash lump sum payment in an amount equal to 2.00 times their respective average salary plus average annual bonus (paid under Carrols’ Executive Bonus Plan or deferred under our Deferred Compensation Plan) for the prior five years. Their respective employment agreements include non-competition and non-solicitation provisions effective during the term of their respective employment agreements and for two years following the termination of their respective employment agreements.

Change of Control/Severance Agreement

In December 2006, we and Carrols entered into a change of control/severance agreement with each of Messrs. Shaye, Zirkman and Flanders and six of our other officers. Each change of control/severance agreement provides that if within one year following a “change of control” (as defined in the change of control/severance agreement), such employee’s employment is terminated by us or Carrols without cause (as defined in the change of control/severance agreement) or by such employee for good reason (as defined in the change of control/severance agreement), then such employee will be entitled to receive (a) a cash lump sum payment in the amount equal to the product of 18 and the employee’s monthly base salary at the then current rate, (b) an amount equal to the aggregate bonus payment for the year in which the employee incurs a termination of employment to which the employee would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan then in effect, and (c) continued coverage under our welfare and benefits plans for such employee and his dependents for a period of up to 18 months. Each change of control/severance agreement also provides that if prior to a change of control or more than one year after a change of control, such employee’s employment is terminated by us or Carrols without cause or by such employee for good reason, then such employee will be entitled to receive (a) a cash lump sum payment in the amount equal to one year’s salary at the then current rate, (b) an amount equal to the pro rata portion of the aggregate bonus payment for the year in which the employee incurs a termination of employment to which the employee would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan then in effect, and (c) continued coverage under our welfare and benefits plans for such employee and his dependents for a period of up to 18 months. The payments and benefits due under each change of control/severance agreement cannot be reduced by any compensation earned by the employee as a result of employment by another employer or otherwise. The payments are also not subject to any set-off, counterclaim, recoupment, defense or other right that we may have against the employee.

The following table summarizes estimated benefits that would have been payable to Messrs. Vituli and Accordino if the employment of such executive officer had been (1) terminated on December 31, 2006 by the Company without “cause” or by the executive officer for “good reason” within 12 months of a change of control of the Company; (2) terminated on December 31, 2006 by the Company without “cause” or by the executive officer for “good reason” and (a) a binding agreement with respect to a change of control transaction was entered into during the term of employment of such executive officer and (b) such change of control transaction occurs within 12 months after the date of termination of employment of such executive officer; (3) terminated by the Company for “cause” or by the executive without “good reason” on December 31, 2006; (4) terminated by the Company without “cause” or by the executive for “good reason”; (5) terminated by the Company due to disability; and (6) terminated due to death. The closing price of our Common Stock on December 31, 2006 was $14.18.

Name	Terminated Without Cause or by Employee For Good Reason Within 12 Months of a Change in Control ($)		Terminated Without Cause or by Employee For Good Reason Within 12 Months of a Change in Control Pursuant to a Binding Agreement Entered Into Prior to Termination ($)		Terminated For Cause or by Employee Without Good Reason ($)	Terminated Without Cause or by Employee For Good Reason ($)		Disability ($)		Death ($)
Alan Vituli
Severance	$2,805,521	(1)	$2,805,521	(1)	$—	$1,876,603	(2)	$1,950,000	(3)	$—
Bonus (4)	—		—		—	310,832		310,832		310,832
Accrued Vacation (5)	50,000		50,000		50,000	50,000		—		—
Welfare Benefits (6)	148,378		148,378		—	148,378		148,378		148,378
Deferred Compensation Plan (7)	944,791		944,791		944,791	944,791		944,791		944,791
Equity (8)	139,830		139,830		—	—		—		—

Total	$4,088,520		$4,088,520		$994,791	$3,330,604		$3,354,001		$1,404,001

Daniel T. Accordino
Severance	$2,070,832	(1)	$2,070,832	(1)	$—	$1,385,172	(2)	$1,500,000	(3)	$—
Bonus (4)	—		—		—	238,719		238,719		238,719
Accrued Vacation (5)	38,462		38,462		38,462	38,462		—		—
Welfare Benefits (6)	206,771		206,771		—	206,771		206,771		206,771
Deferred Compensation Plan (7)	986,503		986,503		986,503	986,503		986,503		986,503
Equity (8)	93,220		93,220		—	—		—		—

Total	$3,395,788		$3,395,788		$1,024,965	$2,855,627		$2,931,993		$1,431,993

(1)	Reflects a lump sum cash payment in an amount equal to 2.99 multiplied by the average of the sum of the base salary and the annual bonus paid under the Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination (the “Five-Year Compensation Average”).
(2)	Reflects a lump sum cash payment in an amount equal to 2.00 multiplied by such executive officer’s Five Year Compensation Average.
(3)	Such amounts based on the base salary in effect at December 31, 2006 of $650,000 and $500,000 for Messrs. Vituli and Accordino, respectively, for a period of three years.
(4)	Reflects a lump sum cash payment in an amount equal to the pro rata portion of Messrs. Vituli’s and Accordino’s annual bonus under our Executive Bonus Plan for the year in which such executive officer’s employment is terminated. Amount represents the bonus earned by the executive for the year ended December 31, 2006.

(5)	Amount represents four weeks of accrued but unpaid vacation as of December 31, 2006, based on the annual salary of $650,000 and $500,000 in effect at December 31, 2006 for Messrs. Vituli and Accordino, respectively.
(6)	The employment agreements for Messrs. Vituli and Accordino each require continued coverage under our welfare and benefits plans for such executive officer and his eligible dependents for the remainder of their respective lives. The amount included in this table was actuarially determined based on the present value of future health care premiums that would be required to be paid for by the Company discounted at a rate of 5.9%.
(7)	Reflects all amounts previously deferred under our Deferred Compensation Plan, including any accrued interest through the six-month anniversary of the date of termination of employment, and not yet paid by the Company.
(8)	All outstanding stock options held by the executive officer will automatically vest and become exercisable. Unlike other payments in this table, the options vest and become immediately exercisable in accordance with our stock incentive plan even if the executive officer’s employment is not terminated following a change of control (i.e. it is a “single trigger”). The amount is based on the stock options held by each executive officer at December 31, 2006 and the closing price of our Common Stock on December 29, 2006 of $14.18. At December 31, 2006, 50% of the executive officer’s outstanding options were considered in-the-money with an exercise price per share of $13.00.

The following table summarizes estimated benefits that would have been payable to each Named Executive Officer identified in the table if the employment of such executive officer had been terminated on December 31, 2006 by the Company for “cause” or by the executive officer for “good reason” within one year after a change of control; or if the employment of such executive officer had been terminated on December 31, 2006 by the Company for “cause” or by the executive officer for “good reason” prior to a change of control or more than one year after a change of control:

	Lewis S. Shaye				Joseph A. Zirkman				Paul R. Flanders
	Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control (1) ($)		Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control (2) ($)		Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control (1) ($)		Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control (2) ($)		Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control (1) ($)		Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control (2) ($)
Severance	$499,709	(1)	$333,139	(3)	$369,689	(1)	$246,460	(3)	$369,689	(1)	$246,460	(3)
Bonus	93,713	(2)	93,713	(4)	127,550	(2)	127,550	(4)	115,898	(2)	115,898	(4)
Welfare Benefits (5)	19,141		19,141		18,889		18,889		18,889		18,889
Equity (6)	11,328		11,328		11,328		11,328		8,673		8,673

Total	$623,891		$457,321		$527,456		$404,227		$513,149		$389,920

(1)

Reflects a cash lump sum payment in an amount equal to 18 multiplied by the amount of the Named Executive Officer’s monthly base salary in effect at December 31, 2006 plus interest of 11.25% per annum (determined as the prime commercial rate established by the principal lending bank at December 31, 2006 of 8.25% plus 3.00%) until the time of payment which would be the 5th business day following the six month anniversary of termination.

(2)

Reflects an amount equal to the aggregate bonus payment for the year in which the Named Executive Officer incurs a termination of employment to which he would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan in effect at December 31, 2006. Such payment would be made no later than March 15th of the calendar year following the calendar year the Named Executive Officer’s employment is terminated.

(3)

Reflects a cash lump sum payment in the amount equal to one year of base salary in effect at December 31, 2006 plus interest of 11.25% per annum (determined as the prime commercial rate established by the principal lending bank at December 31, 2006 of 8.25% plus 3.00%) until the time of payment which would be the 5th business day following the six month anniversary of termination.

(4)	Reflects an amount equal to the pro rata portion of the aggregate bonus payment for the year in which the Executive incurs a termination of employment to which the Executive would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan in effect at December 31, 2006.
(5)	Reflects continued coverage of group term life and disability insurance and group health and dental plan coverage for such Named Executive Officer and his dependents for a period of 18 months based on rates in effect at December 31, 2006 without discounting.
(6)	All outstanding stock options held by the executive officer will automatically vest and become exercisable. Unlike other payments in this table, the options vest and become immediately exercisable in accordance with our stock incentive plan even if the executive officer’s employment is not terminated following a change of control (i.e. it is a “single trigger”). The amount is based on the stock options held by each executive officer at December 31, 2006 and the closing price of our Common Stock on December 29, 2006 of $14.18. At December 31, 2006, 50% of the executive officer’s outstanding options were considered in-the-money with an exercise price per share of $13.00.

DIRECTOR COMPENSATION

The following table summarizes the compensation we paid to our non-employee directors during the fiscal year ended December 31, 2006. Compensation information for Alan Vituli, our Chief Executive Officer, and Daniel Accordino, our Chief Operating Officer, is set forth in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash (2) ($)	Stock Award (3) ($)	Option Award	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Benjamin D. Chereskin (1)	$15,000	—	—	—	—	—	$15,000
Brian F. Gleason (1)	$15,000	—	—	—	—	—	$15,000
Robin P. Selati	$15,000	—	—	—	—	—	$15,000
Olaseni Adeyemi Sonuga	$15,000	—	—	—	—	—	$15,000
Clayton E. Wilhite	$16,500	$726	—	—	—	—	$17,226
Jack A. Smith (1)	—	$726	—	—	—	—	$726
Joel M. Handel (1)	—	$726	—	—	—	—	$726

(1)	Prior to the Effective Time, Messrs. Chereskin and Gleason served on our Board of Directors. Messrs. Chereskin and Gleason resigned from our Board of Directors effective immediately prior to the Effective Time. Mr. Handel was elected as a Class II director and Mr. Smith was elected as a Class III director of our Board of Directors, effective at the Effective Time.
(2)	The amounts listed in this column include the payment of director fees at rates in effect prior to the completion of our IPO.
(3)	In connection with our IPO, each non-employee director (other than Messrs. Selati and Sonuga) was awarded 6,700 shares of restricted Common Stock under our stock incentive plan. The restricted stock awards vest one-fifth on the first anniversary of the award date and an additional one-fifth on each subsequent anniversary of the award date, provided that, the participant has continuously remained a director of the Company. This column reflects the dollar amount recognized for financial statement reporting purposes with respect to such award for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R), excluding estimated forfeitures. See Notes 1 and 12 of the consolidated financial statements for the year ended December 31, 2006, which are included in our Annual Report on form 10-K filed with the SEC on March 23, 2007 for assumptions used in the calculation of this amount. There were no forfeitures in 2006 by these persons. The total grant-date fair value of the award to each director was $87,100, calculated utilizing the provisions of SFAS No. 123R. See Notes 1 and 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

We use a combination of cash and stock-based compensation to attract and retain qualified non-employee directors to serve on our Board of Directors. Effective upon completion of our IPO, the members of the Board of Directors, except for any member who is an executive officer or employee, each receives a fee for serving on our Board or Board committees. Non-employee directors receive compensation for board service as follows:

•	Annual retainer of $30,000 per year for serving as a director.

•

Attendance fees of an additional $2,000 for each Board of Directors meeting attended in person and $500 for each Board of Directors meeting attended telephonically or by videoconference. The chairman of the Audit Committee receives an additional fee of $10,000 per year and each other member of the Audit Committee receives an additional fee of $2,500 per year. The chairman of the Compensation Committee receives an additional fee of $5,000 per year and each other member of the Compensation Committee receives an additional fee of $2,500 per year. The chairman of the Corporate Governance and Nominating Committee receives an additional fee of $2,500 per year. All directors will be reimbursed for all reasonable expenses they incur while acting as directors, including as members of any committee of the Board of Directors.

•

Under our stock incentive plan, members of our Board of Directors, except for any member who is an executive officer or employee and Mr. Selati and Mr. Sonuga (or any other director designated by the Madison Dearborn Stockholders or BIB) will receive stock options to purchase 3,500 shares of our Common Stock on the date of each annual meeting of our stockholders (beginning with the Meeting, which is our first annual meeting of our stockholders following the IPO). In connection with the IPO, each of Messrs. Wilhite, Smith and Handel received 6,700 shares of restricted Common Stock. Upon becoming a director, any future director will receive a number of shares of restricted Common Stock having an aggregate fair market value (as defined in our stock incentive plan) of $100,000.

PROPOSAL 2—SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit and report upon the consolidated financial statements of the Company for the fiscal year ending December 31, 2007. Although stockholder ratification of the Board’s action in this respect is not required, the Board’s considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders disapprove of the selection, intends to reconsider the selection of the independent registered public accounting firm for the fiscal year ending December 31, 2007.

It is expected that representatives of Deloitte & Touche LLP will be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of the independent registered public accounting firm. Proxies received in response to this solicitation will be voted FOR the appointment of the independent registered public accounting firm unless otherwise specified in the proxy.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On August 18, 2005, PricewaterhouseCoopers LLP (“PwC”) resigned as our independent registered public accounting firm following the completion of services related to the review of Carrols and our interim financial statements for the quarter ended June 30, 2005 and the filing of Carrols’ Quarterly Report on Form 10-Q for the period ended June 30, 2005.

The reports of PwC on our financial statements as of and for the years ended December 31, 2004 and 2003 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the audits for years ended December 31, 2004 and 2003 and through August 18, 2005, there were certain differences of opinion with PwC which, although ultimately resolved to the satisfaction of both PwC and us, constituted disagreements on matters regarding accounting principles, practices or financial statement disclosure which are required to be reported under Item 304(a)(1)(iv) of Regulation S-K promulgated by the SEC. During the year ended December 31, 2003 the reportable event related to the accounting for certain real estate transactions as financing transactions rather than as sale-leaseback transactions which resulted in a restatement of our financial statements. During the year ended December 31, 2004, such reportable events related to (a) our lease and leasehold improvement accounting, (b) our accounting policies with respect to franchise rights and (c) the accounting method used for certain stock options, all of which resulted in a restatement of our financial statements. Our audit committee discussed the subject matter of these disagreements with PwC, and authorized PwC to respond fully to the inquiries of our successor accountant, once it was engaged, concerning the subject matter of such disagreements. Except for those matters noted above, there were no other disagreements with PwC for the years ended December 31, 2004 and December 31, 2003, and through August 18, 2005 that would have caused PwC to make reference thereto in their reports on our financial statements for such years if such matters were not resolved to the satisfaction of PwC.

We also refer to certain material weaknesses or deficiencies in our internal controls over financial reporting, which are described in our final prospectus relating to our IPO filed pursuant to Rule 424(b) of the Securities Act. Except for the material weaknesses or deficiencies noted, during the years ended December 31, 2004 and 2003, and through August 18, 2005, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

On October 19, 2005, our Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 31, 2005.

During the years ended December 31, 2004 and 2003, and through the date Deloitte & Touche LLP was engaged, we did not consult Deloitte & Touche LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or regarding the type of audit opinion that might be rendered by Deloitte & Touche LLP on our financial statements, and no written report or oral advice was provided to us that Deloitte & Touche LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as defined in paragraph (a)(1)(iv) and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

Principal Accountant Fees and Services

For the year ended December 31, 2006 and 2005, the following fees were paid for services provided to us by Deloitte & Touche LLP:

	Year Ended December 31,
	2006	2005
	(Amounts in thousands)
Audit Fees (1)	$1,177	$950
Audit-Related Fees	—	—

Total Audit and Audit Related Fees	1,177	950
Tax Fees (2)	13	65
All Other Fees	—	—

Total	$1,190	$1,015

(1)	Represents the aggregate fees billed or to be billed for professional services rendered for the audit of our annual consolidated financial statements, review of interim quarterly financial statements included in our quarterly reports on Form 10-Q of $647 and $950 for the fiscal years ended December 31, 2006 and 2005 respectively. In 2006, this amount also included $530 related to audit and review services in connection with our IPO.
(2)	The aggregate tax fees billed for professional services rendered consisted of $13 and $20 for tax compliance and $0 and $45 for tax advice and tax planning for the fiscal years ended December 31, 2006 and 2005, respectively.

Policy on Pre-Approval of Services Provided by Deloitte & Touche LLP.

The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm, other than de minimis non-audit services, and shall not engage the independent registered public accounting firm to perform the specific non-audit services proscribed by law or regulation. The Audit Committee may form one or more subcommittees, each of which shall take such actions as shall be delegated by the Audit Committee; provided, however, the decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

Incorporation By Reference

A copy of the our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC, is enclosed with this proxy statement, except, that we have not attached any of the exhibits attached to and filed with the Form 10-K to the enclosed copy. You may obtain, review and print such Annual Report on Form 10-K and all of these exhibits from the SEC’s website at www.sec.gov. In addition, upon written request, we will send a complete copy of the Annual Report on Form 10-K as instructed below under “Other Matters”.

Other Matters

Stockholder proposals intended for inclusion in our proxy statement relating to the Annual Meeting of Stockholders in 2007 must be received by us no later than January 31, 2008. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Under our amended and restated bylaws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at our regularly scheduled Annual Meeting of Stockholders to be held in 2007, including nominations for election as directors of persons other than nominees of the Board of Directors, must be received no later than January 31, 2008 and must comply with the procedures outlined in our amended and restated bylaws, which may be found on our website www.carrols.com or a copy of which is available upon request from the Secretary of the Company, 968 James Street, Syracuse, New York 13203.

We will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. In addition to solicitation of proxies by use of the mails, our directors, officers and employees (who will receive no compensation therefore in addition to their regular remuneration) may solicit the return of proxies by telephone, telegram or personal interview.

We will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request instructions for voting the proxies. We may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.

COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO JOSEPH A. ZIRKMAN, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, CARROLS RESTAURANT GROUP, INC., 968 JAMES STREET, SYRACUSE, NEW YORK 13203.

Our Board of Directors does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than those set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING WHITE FORM OF PROXY IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors,

JOSEPH A. ZIRKMAN

Vice President, General Counsel and Secretary

968 James Street

Syracuse, New York 13203

April 24, 2007

PROXY	PROXY

CARROLS RESTAURANT GROUP, INC.

2007 ANNUAL MEETING OF STOCKHOLDERS

PROXY FOR HOLDERS OF COMMON STOCK

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints PAUL R. FLANDERS and JOSEPH A. ZIRKMAN, or either of them, with full power of substitution and revocation, the proxy of the undersigned to represent the undersigned at the Annual Meeting of Stockholders of Carrols Restaurant Group, Inc. to be held on May 31, 2007 at 10:00 A.M. (local time), at The Hilton New York, 1335 Avenue of the Americas, New York, NY 10019, or any adjournment or postponement thereof, and to vote the number of shares of the Common Stock of Carrols Restaurant Group, Inc. which the undersigned would be entitled to vote if personally present.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, shares of the Common Stock represented by this proxy will be voted FOR the election of the two nominees listed for Class I Directors on the reverse side; FOR ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Carrols Restaurant Group, Inc. for the 2007 fiscal year; and in the discretion of the proxy holders on any other matter which comes before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting. This proxy may be revoked at any time prior to the time it is voted.

Only stockholders of record at the close of business on April 13, 2007 are entitled to notice of, and to vote at the meeting and any adjournment or postponement thereof.

Please mark date and sign, and return promptly this proxy in the enclosed envelope.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

CARROLS RESTAURANT GROUP, INC.

May 31, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

20230000000000000000 0	053107

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE CLASS I DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. Election of Class I Directors:

2.   Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Carrols Restaurant Group, Inc. for the 2007 fiscal year.

3.   In his or her discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

			☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES	O Alan Vituli O Daniel T. Accordino
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES			You are urged to sign and return your proxy without delay in the return envelope provided for that purpose which requires no postage if mailed in the United States.
☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.